Exhibit 20.2

MANAGEMENT INFORMATION CIRCULAR

INFORMATION INCORPORATED BY REFERENCE

Certain information contained in this management information circular (“Circular”) has been incorporated by reference from the annual report on Form 20-F (“Form 20-F”) of Canadian Solar Inc. (“Corporation”) for the year ended December 31, 2013 which has been filed with the United States Securities and Exchange Commission and is attached hereto.

VOTING INFORMATION

Solicitation of Proxies

This Circular is furnished in connection with the solicitation of proxies by management of the Corporation for use at the annual meeting of shareholders of the Corporation (“Meeting”) to be held at the time and place and for the purposes set forth in the notice of meeting accompanying this Circular (“Notice”).

The solicitation of proxies will be primarily by mail, but proxies may also be solicited by telephone, in writing or in person by the directors, officers and regular employees of the Corporation.  The Corporation may also use the services of a proxy solicitation firm.  The cost of the solicitation of proxies will be borne by the Corporation.

Appointment of Proxies

The individuals named in the accompanying form of proxy are directors and/or officers of the Corporation.

A shareholder has the right to appoint a person (who need not be a shareholder) other than the persons named in the accompanying form of proxy to be the proxy of the shareholder at the Meeting and may exercise this right either by inserting that person’s name in the blank space provided in the accompanying form of proxy or by completing another proper form of proxy.  To be effective, completed proxies must be received by Computershare by mail, in the enclosed return envelope, at least 48 hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting or any adjournment thereof or be deposited with the chairman of the Meeting before the commencement of the Meeting or any adjournment thereof.

Revocation of Proxies

Proxies given by shareholders for use at the Meeting may be revoked at any time before their use.  In addition to revocation in any manner permitted by law, a proxy may be revoked by depositing an instrument in writing signed by the shareholder or by the shareholder’s attorney duly authorized in writing with Computershare by mail or hand delivery to Computershare, 480 Washington Boulevard, Jersey City, New Jersey, 07310-1900, United States of America, Attention: Proxy Department — Lillian Marrero, at least 48 hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting or any adjournment thereof or be deposited with the chairman of the Meeting before the commencement of the Meeting or any adjournment thereof.

Voting and Discretion of Proxies

The common shares represented by the proxies solicited by management pursuant to this Circular will be voted in accordance with the directions contained therein.

If no directions are contained therein, the common shares will be voted FOR:

(a)                                 the election of each of the four nominees for election as director named in the Circular; and

(b)                                 the appointment of Deloitte Touche Tohmatsu Certified Public Accountants LLP as the auditors of the Corporation and the authorization of the directors of the Corporation to fix their remuneration.

The accompanying form of proxy confers discretionary authority on the persons named therein in respect of amendments or variations to the matters referred to in this Circular and in respect of other matters that may properly come before the Meeting or any adjournment thereof.  Management of the Corporation knows of no such amendments or variations or other matters that may properly come before the Meeting but, if any such amendments or variations or other matters properly come before the Meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with their best judgement.

Voting Shares

Shareholders of record on Wednesday, May 28, 2014 are entitled to receive notice of and vote at the Meeting.

The authorized capital of the Corporation consists of an unlimited number of common shares.  As of May 15, 2014, there were 54,891,850 common shares outstanding.  All of the outstanding common shares may be voted at the Meeting.  Shareholders are entitled to one vote for each common share held by them.

Principal Shareholders

To the knowledge of the directors and executive officers of the Corporation, the only persons who beneficially own, directly or indirectly, or exercise control or direction over voting securities of the Corporation carrying 5% or more of the voting rights attached to any class of voting securities of the Corporation are set out in Item 6E “Share Ownership” of the Form 20-F.

Required Approval

All matters to be dealt with at the Meeting require the approval of a majority of the votes cast on the matter.

BUSINESS OF MEETING

Consolidated Financial Statements

The audited consolidated financial statements of the Corporation for the financial year ended December 31, 2013, together with the auditors’ report thereon and the notes thereto, accompany this Circular and will be submitted to the Meeting.  Receipt of the audited consolidated financial statements will not constitute approval or disapproval of any matters referred to therein.

Election of Directors

The articles of the Corporation require that the Corporation have a minimum of three directors and a maximum of ten directors.  The articles of the Corporation provide that the actual number of directors within the specified minimum and maximum may be determined from time to time by resolution of the directors.  The board of directors of the Corporation (“Board”) has by resolution fixed the number of directors of the Corporation to be elected at the Meeting, at four.  The term of office of each of the current directors will expire at the close of the Meeting.  The term of office of each of the directors elected at the Meeting will expire at the close of the annual meeting of shareholders following the Meeting.

Management of the Corporation proposes to nominate the individuals named below for election as directors of the Corporation.  The Corporation has not received notice, and management of the Corporation is not aware, of any other nominees for election as directors of the Corporation.  Shareholders may vote for all of the nominees named below, vote for one or more of them and withhold their vote for others of them, or withhold their vote for all of them.

Under the Corporation’s Corporate Governance Guidelines, any nominee for election as a director of the Corporation in an uncontested election who receives, from common shares voted in person or by proxy at the Meeting, a greater number of shares withheld than shares voted in his favour for election as a director must promptly tender his resignation to the Chairman of the Board, such resignation to take effect on acceptance by the Board.  The Nominating and Corporate Governance Committee of the Board will expeditiously consider the director’s offer to resign and make a recommendation to the Board on whether to accept it.  In considering the director’s offer to resign and making its recommendation, the Nominating and Corporate Governance Committee will evaluate the best interests of the Corporation and its shareholders and will consider a number of factors, including alternatives to cure the underlying cause of the votes withheld, the experience/expertise of the director, the overall composition of the Board and whether accepting the resignation would cause the Corporation to fail to satisfy any listing or regulatory requirement.  The Board will have 90 days after the date of the Meeting to make a final decision and announce it by way of press release.  A director who tenders his resignation may not participate in the deliberations of the Nominating and Corporate Governance Committee or the Board on whether to accept his resignation offer.

Director Nominees

The following table sets out the name and city, province or state and country of residence of each individual proposed to be nominated for election as a director of the Corporation at the Meeting and his current position with the Corporation.  It also sets out information with respect to the individual’s equity ownership, current membership on Board committees, other public board memberships held in the past five years, areas of expertise/experience and Board and Board committee meeting attendance during the 12 months ended December 31, 2013.

Additional information can be found in Item 6A “Directors and Senior Management”, Item 6C “Board Practices — Committees of the Board of Directors” and Item 6E “Share Ownership” of Form 20-F.

Name: Shawn (Xiaohua) Qu Age: 50 Municipality of residence: Suzhou, People’s Republic of China Director since: 2006 Non-independent

Dr. Qu is the founder of the Corporation and has served as its Chairman, President and Chief Executive Officer since it became a public company in October 2006.  He is a visiting professor at Tsinghua University, one of the most prestigious universities in China.  Dr. Qu holds a Ph.D. in Material Science from the University of Toronto, a Master of Science degree in Physics from University of Manitoba and a Bachelor of Science degree in Applied Physics from Tsinghua University.

	Areas of expertise/experience

	• Strategic Leadership • International Operations		• Industry • Technology

	Other public company directorships in the past five years

	None

	Board/Committee Membership		Attendance
	Board		6 of 6		100%

	Equity Ownership (1)
	Common Shares		Options		Restricted Share Units (RSUs)
	13,189,867	(2)	113,496	(2)	4,796	(2)

Name: Robert McDermott Age: 72 Municipality of residence: Toronto, Ontario, Canada Director since: 2006 Independent

Mr. McDermott has served as lead independent director of the Corporation since it became a public company in October 2006.  He is a corporate director and consultant.  He is also counsel to McMillan LLP, a business law firm based in Canada, where he was formerly a partner practising business law.  Mr. McDermott holds a Juris Doctor degree from the University of Toronto and a Bachelor of Arts degree from the University of Western Ontario.  He is Chair of the Compensation Committee and the Nominating and Corporate Governance Committee.

	Areas of expertise/experience

	• Legal/Regulatory • Corporate Governance	• Capital Markets • Executive Compensation

	Other public company directorships in the past five years

	None

	Board/Committee Membership	Attendance
	Board	6 of 6	100%
	Audit Committee	7 of 7	100%
	Compensation Committee	6 of 6	100%
	Nominating and Corporate Governance Committee	4 of 4	100%

	Equity Ownership (1)
	Common Shares	Options	Restricted Share Units (RSUs)
	4,000	116,500	nil

Name: Lars-Eric Johansson Age: 67 Municipality of residence: London, The United Kingdom Director since: 2006 Independent

Mr. Johansson has served as an independent director of the Corporation since it became a public company in October 2006.  He is President and Chief Executive Officer of Ivanplats Mines Limited (formerly known as Ivanhoe Nickel & Platinum Ltd.), a Canadian mining company listed on the Toronto Stock Exchange.  He is the former Executive Vice President and Chief Financial Officer of Kinross Gold Corporation and before that Executive Vice President and Chief Financial Officer of Noranda Inc., both Canadian mining companies dually listed on the Toronto Stock Exchange and the New York Stock Exchange.  Mr. Johansson holds an MBA degree from the Gothenburg School of Economics in Sweden.  He is Chair of the Audit Committee.

	Areas of expertise/experience

	• Audit/Accounting • Corporate Finance		• Capital Markets/Treasury • Risk Management

	Other public company directorships in the past five years

	None

	Board/Committee Membership	Attendance
	Board	6 of 6	100%
	Audit Committee	7 of 7	100%
	Compensation Committee	6 of 6	100%
	Nominating and Corporate Governance Committee	4 of 4	100%

	Equity Ownership (1)
	Common Shares	Options	Restricted Share Units (RSUs)
	5,000	46,600	nil

Name: Harry E. Ruda Age: 55 Municipality of residence: Toronto, Ontario, Canada Director since: 2011 Independent

Dr. Ruda has served as an independent director the Corporation since July 2011.  He is the Director of the Centre for Advanced Nanotechnology, the Stanley Meek Chair in Nanotechnology and Professor of Applied Science and Engineering at the University of Toronto.  His research interests focus on the fabrication and modeling of semiconductor nanostructures with applications in the fields of optoelectronics, energy and sensing.  Dr. Ruda is a Fellow of the Royal Society of Canada and holds a PhD in Semiconductor Physics from the Massachusetts Institute of Technology.

	Areas of expertise/experience

	• Semiconductor Device Engineering • Research and Development		• Strategy • Risk Management

	Other public company directorships in the past five years

	None

	Board/Committee Membership	Attendance
	Board	6 of 6	100%
	Audit Committee	7 of 7	100%
	Compensation Committee	6 of 6	100%
	Nominating and Corporate Governance Committee	4 of 4	100%

	Equity Ownership (1)
	Common Shares	Options	Restricted Share Units (RSUs)
	nil	23,300	nil

Notes:

(1) As of March 31, 2014.

(2) Includes common shares, options and RSUs held by Hanbing Zhang, the wife of Dr. Qu.

Appointment of Auditors

Management of the Corporation proposes that Deloitte Touche Tohmatsu Certified Public Accountants LLP (“DTT LLP”) be reappointed as auditors of the Corporation and that the directors of the Corporation be authorized to fix their remuneration.  DTT LLP and its predecessor, Deloitte Touche Tohmatsu CPA Ltd., have been auditors of the Corporation since December 2005.

Other Business

Management of the Corporation knows of no other matters that may properly come before the Meeting.

STATEMENT OF EXECUTIVE COMPENSATION

General

See Item 6B “Compensation of Directors and Executive Officers — Cash Compensation and Share-based Compensation” and Item 6C “Board Practices — Director Agreements and Indemnification of Directors and Officers” of Form 20-F.

Employment and Management Contracts

See Item 6C “Board Practices - Employment Agreements” of Form 20-F.

Compensation of Directors

See Item 6B “Compensation of Directors and Executive Officers — Cash Compensation” and Item 6C “Board Practices — Director Agreements and Indemnification of Directors and Officers” of Form 20-F.

RELATED PARTY TRANSACTIONS

See Item 7 “Major Shareholders and Related Party Transactions” of Form 20-F.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

See Item 6C “Board Practices - Interested Transactions” and Item 7B “Major Shareholders and Related Party Transactions — Related Party Transactions” of Form 20-F.

MATERIAL CONTRACTS

See Item 10C “Material Contracts” of Form 20-F.

OTHER MATTERS

Shareholder Proposals

Shareholders must submit any shareholder proposal that they wish to be considered at the annual meeting of shareholders of the Corporation in respect of the year ending December 31, 2014 to be held in 2015 no later than February 28, 2015.  All shareholder proposals must comply with Section 137 of the Canada Business Corporations Act.

Glossary

The term shareholder refers to a registered holder of common shares.  The term common shares refers to common shares in the capital stock of the Corporation, excluding any restricted shares, which are subject to restrictions on voting, dividend rights and transferability.

Date of Information

Except where noted, all information in this Circular is as of May 30, 2014.

APPROVAL OF CIRCULAR BY BOARD

The contents and the sending of this Circular have been approved by the Board.

DATED at Toronto, Canada this 30th day of May, 2014.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Shawn (Xiaohua) Qu

Shawn (Xiaohua) Qu
Chairman of the Board, President and
Chief Executive Officer